Exhibit 10.17

FORTUNE BRANDS HOME & SECURITY, INC.

2013 LONG-TERM INCENTIVE PLAN

Form of Performance Share Award Notice (the “Notice”)

Home & Security Corporate Officers and Operating Company Presidents

You have been awarded target performance share awards (“PSAs”) that will be paid in shares of common stock of Fortune Brands Home & Security, Inc. (the “Company”). The number of shares of Company common stock paid (if any) at the end of the Performance Period will be based upon Company performance compared to the performance goals described below and pursuant to the terms and conditions of the Fortune Brands Home & Security, Inc. 2013 Long-Term Incentive Plan (the “Plan”) and the Performance Share Award Agreement (together with this Notice, “Agreement”). In exchange for accepting the PSAs, you will be required to agree to the restrictive covenant language contained in the agreement. Copies of the Plan and the Performance Share Award Agreement are available on the UBS website (www.ubs.com/onesource/fbhs). Capitalized terms not defined in this Notice have the meanings specified in the Plan or the Agreement.

Award:	The right to earn a number of shares of Company common stock, to be paid at the end of the Performance Period, based upon the Company’s attainment of the performance goals described below.

Award Date:	February xx, 20xx

Performance Period:	January 1, 20xx – December 31, 20xx

Vesting Date:	The later of January 31, 20xx or the date as of which the Compensation Committee of the Company’s Board of Directors certifies attainment of the performance goals described below.

Performance Goals and Percentage of Performance Shares Awarded:			Average ROIC (Weighted 25%)
			Minimum xx%	Target xx%	Maximum xx%
	Diluted Cumulative EPS before Charges/Gains (Weighted 75%)		% of Performance Shares Earned
	Minimum	$xx	0	25	50
	Target	$xx	75	100	125
	Maximum	$xx	150	175	200

If Company performance falls between two goals, the number of Performance Shares to be paid will be interpolated between the two applicable goals.

Adjustments:	Appropriate and equitable adjustments (which may be increases or decreases) shall be made to the Performance Goals Compensation Committee of the Company’s Board of Directors as provided in Section 10 of the Award Agreement; provided that, except as permitted by Section 162(m) of the Internal Revenue Code, no adjustment shall be made which would result in an increase in the Holder’s compensation if the Holder’s compensation is subject to the limitation on deductibility under Code Section 162(m), for the year with respect to which the adjustment occurs.

FORTUNE BRANDS HOME & SECURITY, INC.

2013 LONG-TERM INCENTIVE PLAN

Form of [Insert Date] Performance Share Award Agreement (the “Agreement”)

Fortune Brands Home & Security, Inc., a Delaware corporation (the “Company”), grants to Holder a performance stock award (the “Award”) under the Fortune Brands Home & Security, Inc. 2013 Long-Term Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan, the Award Notice and this Agreement (collectively, the “Award”). The date of the grant, the number of shares of Common Stock of the Company to be paid to Holder under the Award (“Performance Shares”), the minimum, target and maximum goals (“Performance Measures”) and the period such goals cover (the “Performance Period”), are provided in a separate notice outlining specifics of the Award (the “Award Notice”) and on the Plan’s online administrative system. Capitalized terms not defined in this Agreement have the meanings specified in the Plan.

1. Number of Shares Payable Pursuant to Award. The number of Performance Shares payable to Holder pursuant to the Award will be determined as follows:

(a) For achievement during the Performance Period of the minimum Performance Measures, Holder will receive the minimum number of Performance Shares.

(b) For achievement during the Performance Period equal to or exceeding the maximum Performance Measures, Holder will receive the maximum number of Performance Shares.

(c) For achievement during the Performance Period exceeding the minimum Performance Measures but less than the maximum Performance Measures, the number of Performance Shares payable to Holder will be interpolated between the minimum and maximum number of Performance Shares available under the Award, in accordance with the matrix found in the Award Notice.

(d) No Performance Shares will be payable for the Performance Period if the actual achievement is less than the minimum Performance Measures established for the Performance Period.

For purposes of the foregoing, Performance Measures may be established with reference to the Company and/or one or more of its Subsidiaries, as determined by the Committee and set forth in the Award Notice. Any Performance Shares that become payable to Holder under this Award will be issued to Holder (or, in the event of Holder’s death or Disability, Holder’s appointed and qualified executor or other personal representative) by the Company as soon as practicable following: (i) the end of the Performance Period; and (ii) the certification by the Committee of the Company’s achievement of the Performance Measures. Notwithstanding any other provision of this Agreement, no Performance Shares will be paid unless and until the Committee certifies the achievement of Performance Measures. In addition, no fractional shares will be delivered.

2. Termination of Employment During the Performance Period.

(a) In the event of Holder’s death during the Performance Period, Holder’s beneficiary or estate (as applicable) will be entitled to receive, as soon as practicable following the certification of performance by the Committee following the end of the Performance Period (as described in Section 1 above), a payment of the number of shares of Company Common Stock, if any, that would have otherwise been payable to Holder had Holder’s death not occurred prior to the end of the Performance Period, based upon actual performance, but prorated to reflect the portion of the Performance Period that elapsed prior to Holder’s death.

(b) Notwithstanding the provisions of Section 4 below, in the event of Holder’s Retirement or Disability (as defined below) during the Performance Period but at least one (1) year following the date of the Award, Holder will be entitled to receive, as soon as practicable following the certification of the Company’s performance by the Committee following the end of the Performance Period (as described in Section 1 above), a payment of the number of shares of Company Common Stock, if any, that would have otherwise been payable to Holder had Holder’s employment not terminated prior to the end of the Performance Period, based upon actual performance, but prorated to reflect the portion of the Performance Period that elapsed prior to Holder’s Disability or Retirement, as applicable. Notwithstanding the foregoing, in the event of a Change in Control or Divestiture (as described in Section 4 below), Holder will receive the number of shares determined under Section 4 of this Agreement, as applicable, and not this Section 2, even if Holder is eligible for Retirement when Holder’s employment terminates, and payment will be made at the time specified in Section 4.

(c) For purposes of this Award, (i) “Retirement” means Holder’s termination of employment (other than for Cause as described below) on or after attaining age 55 and completing five (5) years of service with the Company or its predecessors or affiliates; and (ii) Holder will have a “Disability” if Holder is receiving benefits under the long-term disability plan maintained by Holder’s employer.

(d) If the Holder’s employer terminates Holder’s employment during the Performance Period for Cause (as defined below), then the Award, whether or not vested, will terminate immediately upon such termination of employment. For purposes of this Award, “Cause” has the same meaning as specified in any employment or other written agreement between Holder and Holder’s employer regarding benefits upon termination of employment (“Termination Agreement”), provided that if Holder is not a party to a Termination Agreement that contains such definition, then Cause will have the same meaning provided for such term under the severance plan sponsored by Holder’s employer and under which Holder is eligible to participate.

(e) Except as otherwise provided in Section 4 below, if Holder’s employment with the Company terminates during the Performance Period for any reason other than death, Disability, Retirement or Cause, the Award will be canceled as of Holder’s termination date and Holder will not be entitled to any payment of Performance Shares.

(f) For the purposes of this Agreement, (i) a transfer of Holder’s employment from the Company to a Subsidiary or vice versa, or from one Subsidiary to another, without an intervening period, will not be deemed a termination of employment; and (ii) if Holder is granted in writing a leave of absence, Holder will be deemed to have remained in the employ of the Company or a Subsidiary during such leave of absence.

3. Dividend Equivalents. Holder will be entitled to receive dividend equivalents with respect to the Award to the extent that the Company pays dividends on Company Common Stock during the Performance Period. Such dividend equivalents will be equal to the cash dividends (if any) that would have been paid to Holder for the shares of Common Stock subject to the Award had such shares been issued and outstanding on the dividend record date occurring during the Performance Period. Dividend equivalents (if any) will be subject to the same vesting conditions as the Performance Shares and will be paid to Holder in cash at the same time as the shares of Common Stock subject to the Award are delivered.

4. Change in Control and Divestitures.

(a) Termination without Cause or for Good Reason Following Change in Control. In the event of a Change in Control (as defined in the Plan), the Award will become subject to Section 5.8 of the Plan. In the event that the Performance Shares remain outstanding following a Change in Control and Holder’s employment is terminated following a Change in Control but prior to the end of the Performance Period either: (i) by the Company other than for Cause, or (ii) by Holder for “Good Reason” (as defined below), the Award will become nonforfeitable and will be paid out on the date Holder’s employment terminates (x) assuming that the target Performance Measures under the Award for the entire Performance Period had been achieved, but (y) pro-rated for the portion of the Performance Period that elapsed prior to Holder’s termination of employment. For purposes of this Award, “Good Reason” will have the same meaning as such term has under any Termination Agreement, provided that if Holder is not a party to any Termination Agreement that contains such definition, then Good Reason will include any of the reasons allowing Holder to terminate employment and remain eligible for severance benefits under the severance plan sponsored by Holder’s employer and under which Holder is eligible to participate.

(b) Divestiture. In the event that Holder’s principal employer is a Subsidiary of the Company that prior to the end of the Performance Period ceases to be a Subsidiary as a result of a corporate transaction or reorganization (a “Divestiture”), the Award will become nonforfeitable and will be paid out as soon as possible after the date of Divestiture based on actual subsidiary performance through the date of Divestiture.

5. No Stockholder Rights. Holder will not have any rights of a stockholder (including voting rights) or any other right, title or interest, with respect to any of the Performance Shares unless and until such shares have been recorded on the Company’s official stockholder records as having been issued or transferred to Holder in the form of Common Stock of the Company.

6. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the payment, delivery or issuance of Performance Shares, the shares of Common Stock subject to the Award may not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to obtain and maintain any such listing, registration, qualification, consent, approval or other action.

7. Clawback Policy. Notwithstanding any provision of the Plan or this Agreement to the contrary, outstanding Performance Shares may be cancelled, and the Company may require Holder to return shares of Company Common Stock (or the value of such stock when originally paid to Holder), dividend equivalents (if any) issued under this Award and any other amount required by applicable law to be returned, in the event that such repayment is required in order to comply with the Company’s clawback policy as then in effect or any laws or regulations relating to restatements of the Company’s publicly-reported financial results.

8. Nontransferability. This Award may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise by Holder, other than (a) by will or by the laws of descent and distribution; or (b) pursuant to an approved domestic relations order approved in writing by the Secretary of the Committee or the Secretary’s designee. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all related rights will immediately become null and void.

9. Tax Withholding. As a condition to the delivery of shares of Common Stock following the end of the Performance Period and the certification of the achievement of Performance Measures by the Committee, Holder must, upon request by the Company, pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If Holder fails to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount payable by the Company to Holder, including regular salary or bonus payments. Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (a) a cash payment to the Company; (b) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value (as defined below), determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (c) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to Holder having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; or (d) any combination of (a), (b) and (c). Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. For purposes of this Award, “Fair Market Value” as of any date means the value determined by reference to the closing price of a share of Common Stock as finally reported on the New York Stock Exchange for the trading day immediately preceding such date. Any fraction of a share of Common Stock which would be required to satisfy any Required Tax Payment will be disregarded and the remaining amount due must be paid in cash by Holder. No share of Common Stock will be issued or delivered until the Required Tax Payments have been satisfied in full.

10. Adjustments.

(a) In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities subject to the Award will be equitably adjusted by the Committee, such adjustment to be made in accordance with Section 409A of the Code, to the extent applicable. The decision of the Committee regarding any such adjustment is final and binding.

(b) Appropriate and equitable adjustments (which may be increases or decreases) will be made by the Committee to the Performance Measures to take into account changes in law to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances, including, but not limited to (i) changes in laws, regulations and accounting principles; (ii) actual gains or losses related to defined benefit plan accounting; and (iii) impairment and restructuring related changes; provided that, except as permitted by Section 162(m) of the Code, no adjustment will be made which would result in an increase in Holder’s compensation if Holder’s compensation is subject to the limitation on deductibility under Section 162(m) of the Code, for the year with respect to which the adjustment occurs.

11. No Rights to Continued Employment. In no event will the granting of the Award or its acceptance by Holder, or any provision of this Agreement or the Plan, give or be deemed to give Holder any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time for any reason.

12. Restrictive Covenants. In exchange for accepting the Award and in consideration of the Confidential Information (defined below) the Company provides to Holder, benefits Holder is not otherwise entitled to, Holder agrees to the following restrictive covenants:

a) Confidential Information. Holder acknowledges that he/she has access to highly confidential information of the Company and any Subsidiary that Holder provides services to or is provided confidential information about, including but not limited to, information concerning: finances, supply and service, marketing, customers (including lists), operations, business and financial plans and strategies, and product costs, sourcing and pricing (“Confidential Information”). The Holder agrees that during his/her employment and for three years following the end of Holder’s employment (for whatever reason), Holder will protect the Confidential Information and only use it for business-related reasons; however, trade secrets will always remain protected for as long as the information qualifies as a trade secret under applicable law.

b) Non-Competition. Holder agrees that he/she will not, directly or indirectly, for a period of 12 months after the end of Holder’s employment (for whatever reason), engage in a Prohibited Capacity within the Restricted Area on behalf of a business that manufactures, distributes, offers, sells or provides any Competing Products. “Competing Products” means any products and/or services that are similar in function or purpose to those offered by the Company and its Subsidiaries and as to which Holder had Involvement. “Involvement” means to have responsibilities, provide supervision, engage in dealings or receive Confidential Information about during the last two (2) years immediately preceding the end of Holder’s employment (the “Look Back Period”). “Prohibited Capacity” means to engage in the same or similar capacity or function that Holder worked for the Company and/or its Subsidiaries at any time during the Look Back Period or in a capacity that would otherwise result in the use or disclosure of Confidential Information. “Restricted Area” means those geographic areas in which the Company and its Subsidiaries do business and as to which business Holder had Involvement.

c) Non-Solicitation of Customers. Holder agrees that he/she will not, directly or indirectly, during his/her employment and for a period of 12 months after the end of his/her employment (for whatever reason), solicit, induce or attempt to induce (or assist others to solicit) any customers or prospective customers of the Company and its Subsidiaries to cease doing business with the Company and its Subsidiaries or to buy a Competing Product. The prohibition in Section 12(c) only applies to customers and prospective customers with which Holder had Involvement.

d) Non-Solicitations of Employees. Holder agrees that he/she will not, directly or indirectly, for a period of 12 months after the end of his/her employment (for whatever reason), solicit (or assist another in soliciting), induce, employ or seek to employ any individual employed by Company and/or its Subsidiaries. Where an additional restriction is required to enforce the foregoing, Holder’s non-solicitation obligation is limited to employees with whom Holder had Involvement.

e) Reasonableness of Restrictions. Holder acknowledges that the temporal, activity and geographic limitations of Sections 12(a), (b), (c) and (d) are reasonable in scope and narrowly constructed so as to protect only the Company and its Subsidiaries’ legitimate protectable interests, and will not prohibit Holder from obtaining meaningful employment following the end of Holder’s employment.

f) Tolling of Restrictive Period. The periods described in Sections 12(a), (b), (c) and (d) shall not run during any period of time in which the Holder is in violation of this paragraph, and shall toll during any such period of violation. If Holder resides in and is subject to the laws of Wisconsin, then this paragraph shall not apply.

g) General. (i) Before accepting new employment, Holder will advise any such future employer of the restrictions in this Agreement. Holder agrees that the Company and its Subsidiaries may advise any such future employer or prospective employer of this Agreement and their position on the potential application of this Agreement without such giving rise to any legal claim. (ii) The obligations in this Agreement shall survive the termination of Holder’s employment and shall, likewise, continue to apply and be valid notwithstanding any change in Holder’s employment terms

(such as, without limitation, a change in duties, responsibilities, compensation, position or title). (iii) The Subsidiaries are third party beneficiaries of the Agreement and may enforce the Agreement without the need for further consent or agreement by the Holder. (iv) If either party waives his, her, or its right to pursue a claim for the other’s breach of any provision of the Agreement, the waiver will not extinguish that party’s right to pursue a claim for a subsequent breach. (v) This Agreement shall not be construed to supersede or replace any prior agreements containing confidentiality, nondisclosure, non-competition and non-solicitation provisions. Rather, the restrictions in this Agreement shall be read together with such prior agreements to afford the Company and its Subsidiaries the broadest protections allowed by law. (vi) If a court finds any of the Agreement’s restrictions unenforceable as written, the parties agree the court is authorized and expected under the terms of this Agreement to revise the restriction (for the jurisdiction covered by that court only) so as to make it enforceable, or if such revision is not permitted then to enforce the otherwise unreasonable or unenforceable restriction to such lesser extent as would be deemed reasonable and lawful within that jurisdiction.

13. Decisions of Board or Committee. The Board or the Committee has the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement is final and binding.

14. Successors. This Agreement is binding upon and will inure to the benefit of any successor or successors of the Company and any person or persons who, upon the death of Holder, may acquire any rights in accordance with this Agreement or the Plan.

15. Notices. All notices, requests or other communications provided for in this Agreement will be made, if to the Company, to Fortune Brands Home & Security, Inc., Attn. Secretary of the Compensation Committee of the Board of Directors, 520 Lake Cook Road, Deerfield, Illinois 60015, and if to Holder, to the last known mailing address of Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement will be made in writing either (a) by personal delivery; (b) by facsimile or electronic mail with confirmation of receipt; (c) by mailing in the United States mails; or (d) by express courier service. The notice, request or other communication will be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the intended party if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it will be deemed to be received on the next succeeding business day of the Company.

16. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement will not affect any other provisions of this Agreement and this Agreement will be construed in all respects as if such invalid or unenforceable provisions were omitted.

17. Governing Law. This Agreement, the Award and all determinations made and actions taken with respect to this Agreement or Award, to the extent not governed by the Code or the laws of the United States, will be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of laws.

18. Agreement Subject to the Plan This Agreement is subject to, and will be interpreted in accordance with, the Plan. In the event of a conflict between this Agreement and the Plan, the terms of the Plan will apply. Holder hereby acknowledges receipt of a copy of the Plan, and by accepting the Award in the manner specified by the Company, he or she agrees to be bound by the terms and conditions of this Agreement, the Award, the Plan, and if applicable to the Holder, stock ownership guidelines established by the Company.

19. Section 409A. Any payment of Performance Shares to the Holder pursuant to this Agreement is intended to be exempt from Section 409A of the Code to the maximum extent possible as a short-term deferral pursuant to Treasury regulation §1.409A-1(b)(4). However, if this Agreement and the Award are not so exempt, then this Agreement and Award are intended to comply with the requirements of Section 409A of the Code and will be interpreted and construed consistently with such intent. In the event the terms of this Agreement would subject Holder to taxes or penalties under Section 409A of the Code (“409A Penalties”), Holder and the Company will cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event will the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.

20. Counterparts. This Agreement may be executed in one or more counterparts, all of which together will constitute but one Agreement.

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